Exhibit 10.1

THIRD AMENDMENT TO THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to the Amended and Restated Loan and Security Agreement (this “Amendment”) is made effective as of December 4, 2020 (the “Third Amendment Date”) and made by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and CYTOSORBENTS CORPORATION, a Delaware corporation and CYTOSORBENTS MEDICAL, INC., a Delaware corporation (individually and collectively, jointly and severally “Borrower”).

WHEREAS, Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement, dated as of March 29, 2018 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Bank has provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Bank and Borrower desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Amortization Date” means (i) January 1, 2023, if the I/O Extension Event does not occur, and (ii) July 1, 2023, if the I/O Extension Event occurs.

“Effective Interest Rate” means, with respect to the Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the sum of (a) Index Rate on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (b) One and Twenty-Five Hundredths percent (1.25%).

“Final Payment Percentage” means three percent (3.00%).

“Index Rate” means the greater of (i) Three and Twenty Five Hundredths Percent (3.25%) and (ii) Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal.

“Maturity Date” is December 1, 2024.

“Required Reserves Test” means that on the date of its determination, Borrower shall have sufficient cash reserves (including the proceeds of the Term C Loans) to meet all of its projected expenses in accordance with its then applicable annual operating budget and financial projections delivered and accepted by Bank in accordance with Section 6.3 hereof (including, but not limited to, interest expenses and any applicable principal repayment expenses) for the then immediately following 12 month period, as reasonably determined by the Bank based on evidence reasonably acceptable to the Bank.

“Term Loan” is defined in Section 2.2(a)(iii) of this Agreement.

3.	Section 1.1 of the Loan Agreement is hereby further amended by adding the following definitions thereto in alphabetical order:

“I/O Extension Event” is the meeting by Borrower, of both the Required Reserves Test and the Seventy Five Percent Test as of November 30, 2022 as determined by Bank after receipt of the financial statements for November 2022 from Borrower that Borrower is obligated to provide under Section 6.3 of this Agreement.

“Term C Loan” is defined in Section 2.2(a)(iii) of this Agreement.

“Third Amendment Date” is December 4, 2020.

“Third Draw Period” means the period commencing on the Third Amendment Date and ending on the earlier of (i) December 4, 2021 and (ii) the occurrence of an Event of Default; provided further that no Term C Loans shall be made during the Third Draw Period unless on the Funding Date of the Term C Loans, the Required Reserves Test is met and on or before the Funding Date of the Term C Loans (but no earlier than ten (10) days prior to the Funding Date), the Seventy Five Percent Test is met.

4.	Section 2.2(a) of the Loan Agreement is hereby amended and restated as follows:

(a)          Availability.

(i)      Subject to the terms and conditions of this Agreement, on the Closing Date, Bank shall make a term loan to Borrower in the amount of Ten Million Dollars ($10,000,000) (the “Term A Loan”). After repayment, the Term A Loan may not be re-borrowed. The parties hereby acknowledge that the Term A Loans have been made previously, the outstanding amount of the Term A Loans immediately prior to the Third Amendment Date is $ 8,888,888.89 and the Term A Loans are being fully repaid on the Third Amendment Date.

(ii)     Subject to the terms and conditions of this Agreement, during the Second Draw Period, Bank shall make a term loan to Borrower in the amount of Five Million Dollars ($5,000,000) (the “Term B Loans”). After repayment, the Term B Loan may not be re-borrowed. The parties hereby acknowledge that the Term B Loans have been made previously, the outstanding amount of the Term B Loans immediately prior to the Third Amendment Date is $4,444,444.45 and the Term B Loans are being fully repaid on the Third Amendment Date.

(iii)    Subject to the terms and conditions of this Agreement, during the Third Draw Period, Bank shall make a term loan to Borrower in the amount of Fifteen Million Dollars ($15,000,000) (the “Term C Loans”, and together with the Term A Loans and the Term B Loans, the “Term Loans,” and each individually, a “Term Loan”). After repayment, the Term C Loan may not be re-borrowed.

5.	Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b)         Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date of such Term Loan. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date for the Term Loans, and continuing on the Payment Date of each month thereafter, Borrower shall make equal monthly payments of principal, together with applicable interest, in arrears, as calculated by Bank (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of the Term Loans, (2) the Effective Interest Rate, as determined in Section 2.3(a), and (3) a repayment schedule equal to (A) twenty-four (24) months, if the I/O Extension Event does not occur, and (B) eighteen (18) months, if the I/O Extension Event occurs. All unpaid principal and accrued and unpaid interest is due and payable in full on the Maturity Date with respect to the Term Loans. For the avoidance of doubt, if Borrower pays the Term Loan in full on the Maturity Date in accordance with this Agreement, no prepayment fee will apply. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

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6.   Section 2.2(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(d)         Permitted Prepayment of Term Loans. Borrower shall have the option to prepay, all but not less than all, of Term C Loan advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay such Term Loan at least ten (10) days prior to such prepayment, and (ii) pays to the Bank on the date of such prepayment an amount equal to the sum of (A) all outstanding principal of such Term Loan being prepaid plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Bank Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding anything herein to the contrary, the parties agree that on the Third Amendment Date, Borrower shall prepay all of the outstanding principal amount of Term A Loan and Term B Loan along with the applicable Final Payment (as such term was defined prior to the Third Amendment Date) and accrued but unpaid interest thereon, but with any Prepayment Fee with respect thereto waived, in accordance with the payoff letter delivered by Bank to Borrower with respect to such prepayment.

7.	Section 2.5 of the Loan Agreement is hereby amended by deleting the text “ and” at the end of Section 2.5(f), replacing the text “.” at the end of Section 2.5(g) with “; and” and adding the following Section 2.5(h) thereto:

(h)         A fully earned and non-refundable third amendment fee equal to Seventy-Five Thousand Dollars ($75,000.00) which shall be due and payable on the Third Amendment Date.

8.   Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.7        Accounts. Borrower shall (i) maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank (including, without limitation, all depository, operating, and investment accounts maintained in the United States) and (ii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges and swaps. Notwithstanding the foregoing, (a) Borrower may continue to maintain, and cause its Subsidiaries to maintain (as applicable) (I) Borrower’s account with Chase Bank in an amount not to exceed Fifty Thousand Dollars ($50,000) at any time, (II) German Sub’s account maintained outside of the United States in an amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time and (III) accounts maintained by other Foreign Subsidiaries outside of the United States in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time, (b) for so long as the Collateral Accounts maintained at Chase Bank (as described in this Section 6.7) are maintained in accordance with the provisions of this Section 6.7, no control agreements shall be required by the Bank with respect thereto and (c) the aggregate cash maintained by Borrower in accounts with the Bank shall not at any given time be less than the lesser of (i) Thirty Million Dollars ($30,000,000.00) and (ii) all cash assets of Borrower.

9.   Section 6.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.13      Financial Covenant.

(a)     Following the funding of the Term C Loans hereunder, but subject to the provisions of Section 6.13(b) below, the Borrower must satisfy the Seventy Five Percent Test each month, as determined by the Bank on the date of the receipt of the monthly financial statements by the Bank in accordance with Section 6.3 hereof.

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(b)    If, after the Funding Date of the Term C Loans, the aggregate cash reserves of Borrower (held in accounts maintained with the Bank or in such accounts as are subject to one or more account control agreements with the Bank in form and substance satisfactory to Bank) for any given month, as determined by the Bank based on evidence reasonably acceptable to the Bank, exceed One Hundred Twenty Five percent (125%) of the then outstanding aggregate outstanding principal amount of the Term Loans, Borrower shall not be required to comply with the provisions of Section 6.13(a) for such month.

10. Limitation of Amendment.

a.	The amendments and the consents set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which the Bank or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.	This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

11. To induce the Bank to enter into this Amendment, Borrower hereby represents and warrants to the Bank as follows:

a.	Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.	The organizational documents of Borrower delivered to the Bank on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Bank, if any, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, will not constitute an event of default under any material agreement with a Person binding on Borrower, or a breach of any provision contained in the Articles of Incorporation or Bylaws of Borrower; and

e.	This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and by general equitable principles.

12.	Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

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13.	This Amendment shall be deemed effective as of the Amendment Date upon (i) the due execution and delivery to the Bank of this Amendment by each party hereto, (ii) the payment by Borrower to the Bank of the third amendment fee of Seventy Five Thousand Dollars ($75,000.00) in accordance with the provisions of Section 2.5(h) of the Loan Agreement and (iii) the prepayment of the Term A Loan and Term B Loan by Borrower and the related Final Payment and accrued but unpaid interest thereon, but with any Prepayment Fee with respect thereto waived, in accordance with the provisions of the payoff letter issued by Bank to Borrower in connection with such prepayment.

14.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

15.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to the Amended and Restated Loan and Security Agreement to be executed as of the date first set forth above.

CYTOSORBENTS CORPORATION, A DELAWARE CORPORATION

By:	/s/ Kathleen P. Bloch
Name:	Kathleen P. Bloch
Title:	Chief Financial Officer

CYTOSORBENTS MEDICAL, INC., A DELAWARE CORPORATION

By:	/s/ Kathleen P. Bloch
Name:	Kathleen P. Bloch
Title:	Chief Financial Officer

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

By:	/s/ Lindsay Fouty
Name:	Lindsay Fouty
Title:	VP, Portfolio Management